Exhibit 99.1

Cellectar Biosciences Reports Third Quarter 2026 Financial Results and Provides Corporate Updates

Presented updated data at the International Workshop for Waldenström Macroglobulinemia (IWWM) supporting the planned accelerated approval strategy for iopofosine I 131 in
Waldenström macroglobulinemia (WM)

On track to dose first patients in the confirmatory Phase 3 trial of iopofosine I 131 in first quarter 2027 and to file for accelerated approval with the FDA in 1H 2027

Published case study of iopofosine I 131 highlighting a complete response lasting more than eight years in heavily pretreated diffuse large B-cell lymphoma patient

Company to host webcast and conference call at 8:30 AM ET today

FLORHAM PARK, N.J., November 10, 2026 (GLOBE NEWSWIRE) -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery and development of cancer therapies, today announced financial results for the quarter ended September 30, 2026, and provided a corporate update.

“We remain focused on executing the clinical, regulatory and operational activities necessary to position iopofosine I 131 for potential registration and commercialization in Waldenström macroglobulinemia, and we believe our third quarter progress represents a significant step toward that goal,” said James Caruso, president and chief executive officer of Cellectar Biosciences. “The new sub-analysis efficacy data presented at the International Workshop for Waldenström Macroglobulinemia (IWWM) further strengthen our confidence in the clinical profile of iopofosine I 131, demonstrating high response rates, durable outcomes and a favorable safety profile in a difficult-to-treat post-BTK inhibitor patient population, which is the same patient population being evaluated in our Phase 3 confirmatory clinical trial.”

“To further maximize the long-term value of the program, we have initiated our Phase 1b dosimetry trial, which we believe offers an important opportunity to further characterize iopofosine I 131 across WM treatment settings, including first and second line. With these trials underway, a planned NDA submission in the first half of 2027, and continued advancement of our broader PDC pipeline, we believe Cellectar is entering a period of significant value creation with multiple meaningful milestones in 2027,” continued Mr. Caruso.

Third Quarter 2026 and Recent Corporate Highlights

•	Iopofosine I 131, the company’s Phospholipid Drug Conjugate (PDC) designed to provide targeted delivery of iodine-131 (radioisotope)

o	Presented additional Phase 2b CLOVER-WaM data supporting the clinical profile of iopofosine I 131 in patients with relapsed/refractory Waldenström macroglobulinemia (r/r WM) following Bruton Tyrosine Kinase inhibitor (BTKi) therapy at the International Workshop for Waldenström Macroglobulinemia (IWWM). The poster presentation highlighted efficacy results from a subset of patients treated with iopofosine I 131 immediately following BTKi therapy. Patients in the analysis received a median of three prior lines of therapy (range: 2-7), including patients with TP53 mutations (17%) and MYD88 wild-type disease (29%), both of which have demonstrated lower response rates and shorter duration of response when it occurs.

▪	Key findings from the immediately post-BTKi evaluable patients (n=24) include:

•	Overall Response Rate (ORR): 87.5%
•	Major Response Rate (MRR): 79.2%
•	Median Duration of Response (DoR): 16.0 months
•	Treatment Free Survival (TFS): 19.1 months
•	Clinical Benefit Rate (CBR): 100%
•	Safety: Treatment emergent adverse events (TEAE) occurred in less than 10% of patients, with the only Grade 3 or higher TEAE being cytopenias.

o	Reported plans to present three posters highlighting the durable clinical activity of iopofosine I 131 in WM at the American Society of Hematology Annual Meeting and Exposition (ASH 2026).

▪	The presentations will feature updated 12-month follow-up data from the Phase 2b CLOVER WaM clinical trial, including a new analysis demonstrating significantly longer duration of response among patients treated after only two prior lines of therapy compared with more heavily pretreated patients.
▪	These findings further support the potential of iopofosine I 131 to address a substantial unmet need in relapsed or refractory WM and may support future evaluation in earlier treatment settings.
▪	The Company will also present, for the first time, the detailed design of its confirmatory Phase 3 trial in WM patients previously treated with BTKi.

o	Advanced preparations for the planned Phase 3 confirmatory trial of iopofosine I 131, including activation of initial clinical trial sites.

▪	The Phase 3 confirmatory clinical trial will be a comparator, randomized controlled trial in post-first line, post-BTKi patients (100 WM patients per arm) evaluating progression-free survival as the primary endpoint.

▪	Remains on track to dose the first patient in the first quarter of 2027 and to submit in 1H27 a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) seeking accelerated approval.

o	Initiated preparations for Phase 1b dosimetry clinical trial of iopofosine I 131 in all treatment lines in WM patients as requested by the FDA.

▪	Supports uptake of iopofosine I 131 into cancer cells while sparing healthy tissue and organs.

▪	The Phase 1b trial will also measure clinical activity, which is expected to provide data from 20-30 newly diagnosed and relapsed WM patients, potentially validating its potential to treat earlier lines of disease.

o	Reported a case study highlighting a complete response lasting more than eight years following treatment with iopofosine I 131 in a heavily pretreated patient with diffuse large B-cell lymphoma (DLBCL).

▪	The case study described a 53-year-old patient with high-grade, double-hit DLBCL who had received four prior lines of therapy. Treatment with iopofosine I 131 resulted in a complete response by Day 85 that has been maintained for more than eight years without disease progression or additional anticancer therapy.

▪	The Company plans to submit these findings for journal publication or presentation at a future medical meeting.

•	CLR 121125 (CLR 125), an iodine-125 Auger-emitting program targeted for solid tumor

o	The dose-finding Phase 1b trial evaluating CLR 125 in refractory triple-negative breast cancer (TNBC) continues to enroll. Initial dosimetry, and safety data from the dose-escalation Phase 1b trial are expected to be shared in the fourth quarter of 2026 at a medical meeting.

•	Phospholipid Drug Conjugate (PDC) Platform

o	Hosted a virtual educational webinar highlighting Cellectar’s validated PDC platform. The webinar, titled “The Platform Behind the Pipeline: Unlocking the Full Potential of Cellectar’s Phospholipid Drug Conjugate Technology” focused on the broader potential of the phospholipid ether (PLE) platform and its combinability with a wide variety of therapeutic molecules, including small-molecule chemotherapeutics, radiotherapeutics, and other molecules that utilize alternative therapeutic approaches.

o	A replay of the webinar can be accessed in the “News & Events” section of Cellectar’s website or accessible here.

2026 Financial Highlights

•	Cash and Cash Equivalents: As of September 30, 2026, the company had cash and cash equivalents of $24.6 million, compared to $13.2 million as of December 31, 2025, which reflects net proceeds of approximately $31.7 million from the May 2026 offering. The company believes its cash balance as of September 30, 2026, is adequate to fund its budgeted operations into the second quarter of 2027.

•	Research and Development Expenses: R&D expenses for the three months ended September 30, 2026, were approximately $5.4 million, compared to approximately $2.5 million for the three months ended September 30, 2025. The initiation of our Phase 3 confirmatory trial of iopofosine I 131 in WM and increased activity in our ongoing Phase 1b trial of CLR 125 in TNBC were the primary drivers of the increase.

•	General and Administrative Expenses: G&A expenses for the three months ended September 30, 2026, were approximately $2.7 million, compared to approximately $2.3 million for the same period in 2025. The modest increase was primarily a result of increased professional fees and personnel costs.

•	Net Loss: The net loss attributable to common stockholders for the three months ended September 30, 2026, was $8.0 million, or $0.46 per share, compared to $4.4 million, or $1.41 per share, in the three months ended September 30, 2025.

Conference Call & Webcast Details

Cellectar management will host a conference call and webcast today, November 10, 2026, at 8:30 AM Eastern Time to discuss these results and answer questions. Stockholders and other interested parties may participate in the conference call by dialing 1-800-717-1738. A live webcast of the conference call can be accessed in the “Events & Presentations” section of Cellectar’s website at www.cellectar.com. A recording of the webcast will be available and archived on the Company’s website for approximately 90 days.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is a late-stage clinical biopharmaceutical company focused on the discovery and development of proprietary drugs for the treatment of cancer, independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop the next-generation of cancer cell-targeting treatments, delivering improved efficacy and better safety as a result of fewer off-target effects.

The company’s product pipeline includes iopofosine I 131, which is a PDC designed to provide targeted delivery of iodine-131 (radioisotope). Iopofosine I 131 has been tested in Phase 2b trials as a treatment for relapsed or refractory Waldenström Macroglobulinemia (WM), in relapsed or refractory multiple myeloma (MM) and central nervous system (CNS) lymphoma. The CLOVER-2 Phase 1b trial is evaluating iopofosine I 131 in pediatric patients with high-grade gliomas. The FDA has granted iopofosine I 131 Breakthrough, six Orphan Drug, four Rare Pediatric Drug and two Fast Track Designations for various cancer indications, and the EMA has granted iopofosine I 131 PRIority MEdicines (PRIME) designation.

Cellectar is also developing CLR 121125 (CLR 125), an iodine-125 Auger-emitting program targeted for solid tumors, such as triple negative breast (TNBC), lung, and colorectal cancer, and is currently being evaluated in a Phase 1b trial for TNBC, which will determine the recommended dose for the subsequent Phase 2 trial. CLR 125 has been well tolerated in vivo and has demonstrated strong preclinical data showing reduction or inhibition of solid tumor growth.

In addition to these assets, the Cellectar team is developing CLR 121225 (CLR 225), an actinium-225 based program targeting solid tumors in indications with significant unmet need, such as pancreatic cancer, as well as proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets.

For more information, please visit https://www.cellectar.com/or join the conversation by liking and following us on the company’s social media channels: X, LinkedIn, and Facebook.

Forward Looking Statements Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to identify suitable collaborators, partners, licensees or purchasers for our product candidates and, if we are able to do so, to enter into binding agreements with regard to any of the foregoing, or to raise additional capital to support our operations, or our ability to fund our operations if we are unsuccessful with any of the foregoing. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2025, and our Form 10-Q for the quarterly period ended September 30, 2026. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

INVESTORS:
Anne Marie Fields
Precision AQ

212-362-1200
annemarie.fields@precisionaq.com

+++ TABLES FOLLOW +++

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,582,115	$13,196,033
Prepaid expenses and other current assets	1,130,854	842,432
Total current assets	25,712,969	14,038,465
Property, plant & equipment, net	268,905	549,405
Operating lease right-of-use asset	1,384,274	360,671
Contracted research organization deposit	2,282,595	—
Other long-term assets	94,520	29,780
TOTAL ASSETS	$29,743,263	$14,978,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$5,729,302	$4,423,548
Warrant liability	67,000	226,000
Lease liability, current	1,318	100,189
Total current liabilities	5,797,620	4,749,737
Lease liability, net of current portion	1,530,277	309,397
TOTAL LIABILITIES	7,327,897	5,059,134
COMMITMENTS AND CONTINGENCIES (Note 7)
MEZZANINE EQUITY:
Series D preferred stock, 111.11 shares authorized, 0.00 and 111.11 issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	—	1,382,023
STOCKHOLDERS’ EQUITY:
Series E-2 preferred stock, 1,225 shares authorized; 0.00 and 35.60 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	—	520,778
Common stock, $0.00001 par value; 170,000,000 shares authorized; 10,039,183 and 4,240,129 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	100	42
Additional paid-in capital	312,108,109	277,149,844
Accumulated deficit	(289,692,843)	(269,133,500)
Total stockholders’ equity	22,415,366	8,537,164
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,743,263	$14,978,321

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
OPERATING EXPENSES:
Research and development	$5,435,796	$2,523,305	$13,000,408	$8,340,200
General and administrative	2,668,219	2,327,391	8,093,560	8,949,015
Total operating expenses	8,104,015	4,850,696	21,093,968	17,289,215

LOSS FROM OPERATIONS	(8,104,015)	(4,850,696)	(21,093,968)	(17,289,215)

OTHER INCOME (EXPENSE):
Gain (loss) on valuation of warrants	(50,000)	294,276	159,000	455,874
Interest income	179,272	112,543	375,627	337,525
Total other income	129,272	406,819	534,627	793,399
NET LOSS	$(7,974,743)	$(4,443,877)	$(20,559,341)	$(16,495,816)
NET LOSS PER SHARE — BASIC & DILUTED	$(0.46)	$(1.41)	$(1.81)	$(7.82)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING — BASIC & DILUTED	17,462,898	3,162,040	11,360,054	2,108,234